Exhibit 99.1

28 September 2016
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE ANNOUNCES LAUNCH OF £100 MILLION SHARE BUYBACK PROGRAMME

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy, today announces the launch of a share buyback programme. The programme will involve the immediate launch of on-market purchases of ordinary shares in the Company for a maximum aggregate purchase price of £100 million to be carried out on the London Stock Exchange. The buyback programme will be executed in accordance with the authorisation granted to the board of the Company by shareholders at the Annual General Meeting held on 27 April 2016 and all relevant regulatory requirements. Shares bought back under the programme will be cancelled.
The Company will enter into an irrevocable and non-discretionary arrangement with J&E Davy to manage the share buyback programme during its closed period commencing 5 October 2016. The buyback of shares during the closed period will be made in accordance with certain pre-agreed parameters, and will be executed at all times only in accordance with the Company's general authority to make market purchases of its shares and relevant regulatory requirements.
The next trading update will be the Q3-16 Business Update, due to be issued on 4 November 2016.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“The share buyback programme is part of our ongoing commitment to balance sheet management and capital efficiency, while leaving sufficient liquidity to capitalise on potential future market opportunities.”
The Company will announce any market purchases of ordinary shares no later than 07:30 GMT on the business day following the calendar day on which the repurchase occurred.
The Company retains the discretion to suspend the programme at any time other than during a closed period.
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For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7429 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £3.0 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy Wilson.

Kennedy Wilson (NYSE:KW) is a global real estate investment company. KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement KW’s investment business, the Company also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com